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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF AMENDMENT TO THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           K-TRON INTERNATIONAL, INC.

To:      The Secretary of State
         State of New Jersey

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation hereby executes the following Certificate of Amendment to its Restated Certificate of
Incorporation:

         FIRST:  The name of the corporation is K-Tron International, Inc.

         SECOND:  The following amendment (the "Amendment") to, and complete restatement of, the first sentence of Article Fourth of the corporation's Restated Certificate of Incorporation was approved by the Board of Directors of the corporation at a meeting duly held on March 13, 1998 and was thereafter duly adopted by the shareholders of the corporation at the annual meeting of shareholders duly held on May 5, 1998:

         "This corporation shall be authorized to issue Fifty-one Million (51,000,000) shares of capital stock, which shall be divided into Fifty Million (50,000,000) shares of Common Stock, with a par value of one cent ($.01) per share, and One Million (1,000,000) shares of Preferred Stock, with a par value of one cent ($.01) per share."

         THIRD: The number of shares of common stock entitled to vote upon the Amendment was 3,245,314.

         FOURTH: 2,157,299 shares were voted in favor of the Amendment and 733,423 shares were voted against the Amendment, with 8,400 shares electing to abstain from voting.

         IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed in its name by the undersigned officer on the 29th day of June, 1998.

                                         K-TRON INTERNATIONAL, INC.

                                         By:    /s/Edward B. Cloues
                                                ----------------------------
                                                Name:   Edward B. Cloues, II
                                                Title:  Chairman and Chief
                                                        Executive Officer